Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2010 Performance Update

The Frontier Fund Supplement Dated July 31, 2010 to Prospectus Dated April 30, 2010

The Frontier Fund Class 3

T H E    F R O N T I E R    F U N D ’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	July 31, 2010	July 31, 2010	NAV / Unit
	MTD	YTD
Balanced Series-3a	-3.14%	-0.12%	$117.46
Long/Short Commodity Series-3	0.59%	-3.76%	$122.70

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of July 31, 2010. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(125,708.08)
Unrealized trading gain/(loss)			41,379.71
Less: commissions			(4,611.51)
Less: FCM fees			(1,243.64)
Foreign currency gain/(loss)			1,289.00
Interest income			3,815.53

Total Income			(85,078.99)

EXPENSES

Trading Fee			6,616.86
Management fees			3,023.76
Incentive fees			8,320.21

Total Expenses			17,960.83

Net Income (Loss)			$(103,039.82)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	26,688.98928	$3,236,511.00	121.27
Current month additions	6,012.94156	707,516.49
Current month redemptions	(233.12186)	(27,135.69)
Net Income (loss) for current month		(103,039.82)

Net Asset Value, end of current month	32,468.80898	$3,813,851.98	117.46

	Monthly rate of return		-3.14%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2010

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(67,250.57)
Unrealized trading gain/(loss)			218,518.62
Less: commissions			(23,232.50)
Less: FCM fees			(4,381.87)
Foreign currency gain/(loss)			737.91
Interest income			16,306.31

Total Income			140,697.90

EXPENSES

Management fees			47,578.67
Incentive fees			13,739.89

Total Expenses			61,318.56

Net Income (Loss)			$79,379.34

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	89,037.52505	$10,860,345.95	121.97
Current month additions	11,093.26406	1,344,730.71
Current month redemptions	(998.60593)	(121,421.56)
Net Income (loss) for current month		79,379.34

Net Asset Value, end of current month	99,132.18318	$12,163,034.44	122.70

	Monthly rate of return		0.59%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 3